Exhibit 10.6

March 8, 2013

Marc Jones

14 Sutherland Drive

Hudson, NH 03051

Dear Marc:

On behalf of everyone at T2 Biosystems, I am very pleased to present to you this offer to join our team in the position of Vice President and Chief Financial Officer. In this important role, you will be reporting to me and will have responsibility for the finance and administration functions of the company along with playing a key leadership role externally and within the Company. Your full-time start date will be no later than April 1, 2013.

The attached page includes the pertinent information related to your offer. Please read it carefully and, if it is acceptable, sign and return one copy to me. If you have any questions, please contact me by phone at 781-457-1220, cell phone at 508 314-4859 or email at jmcdonough@t2biosystems.com.

Our mission is to improve lives throughout the world through the development of innovative medical diagnostic products based on our novel diagnostic detection method. You will play a critical role in helping us to fulfill this mission and I hope to have the opportunity to work with you.

Marc, we are all excited to extend this offer to you and hope that you decide to accept it. I am confident that you will make significant contributions to our growth and future success.

Sincerely,

/s/ John McDonough
John McDonough
Chief Executive Officer & President

Enclosures

OFFER OF EMPLOYMENT

NAME:                             Marc Jones

The following information constitutes our offer to you of the position of Vice President and Chief Financial Officer with T2 Biosystems, Inc. (the “Company”).

Your starting base salary for this position is $9,791 which is paid on a semi-monthly basis. This is equivalent to an annualized base salary of $235,000.

T2 Biosystems, Inc. offers a range of fringe benefit plans, including time off, a 401(k) plan, and medical, dental, life, and disability insurances, for which you may be eligible. Some of these plans require that you share in the cost; some are paid for by the Company. Additional information will be made available to you once you begin your employment. These benefit plans may be subject to change, and the Company will do its best to provide advance notice.

As a full-time employee, and subject to the approval of the Board of Directors, you may be granted an option to purchase common stock of up to 1% of the outstanding shares of the Company (following the completion of the Series E financing) at the fair market value established at the time of the option grant and according to the terms of the Employee Stock Option Agreement. The shares will vest over a 4-year period.

In the event of a Change of Control within 12 months of your employment, where you are no longer employed by the Company following the Change of Control, 50% of your unvested stock options shall immediately vest and you shall receive 6 months of base salary. In the event of a Change of Control after 12 months of your employment, where you are no longer employed by the Company following the Change of Control, 100% of your unvested stock options shall Immediately vest and you shall receive 6 months of base salary.

You will also be eligible for an annual bonus of up to 15% of your annualized base salary based on corporate and personal objectives to be determined. The bonus will be earned and paid at the sole discretion of the Company.

The Company operates according to a set of policies, procedures, and practices, which will be discussed with you. These policies, etc., may be subject to change, at the Company’s discretion.

According to the laws of the Commonwealth of Massachusetts, your employment is “at will,” which means that either you or the Company may terminate your employment for any or no reason, with or without notice, at any time. This offer does not constitute either an express or implied contract of employment.

We are required by the Department of Homeland Security to verify that all the Company’s employees are eligible to work in the United States. To fulfill this requirement, you must complete and sign an I-9 form and present certain documents that will verify the information you provided. This must be done in person within the first three days of employment, so please be prepared by bringing those documents with you on your first day. The list of acceptable documents is enclosed.

As a condition of employment, you must sign a copy of the Company’s Non-Compete, Non-Disclosure, Invention Disclosure Agreement.

This offer will expire on Monday, March 11, 2013. Should you accept the offer, please indicate so by signing and returning one copy of this page in the enclosed envelope so that it arrives no later than the expiration date.

/s/ John McDonough	3/8/2013
(Chief Executive Officer)	(DATE)

I accept the offer of employment as described herein.

/s/ Marc Jones	3/15/2013
(EMPLOYEE’S NAME)	(DATE)

In the event that your employment ends pursuant to paragraph 5 herein, (and in addition to certain vesting acceleration and severance payments as set forth in paragraph 5) you shall also receive and 6 months of COBRA continuation paid for by the Company.